Exhibit 99.1

DESTINATION MATERNITY ANNOUNCES AGREEMENT WITH SECOND LARGEST SHAREHOLDER, NATHAN G. MILLER

Agreement Will Allow the Company to Benefit from Mr. Miller’s Perspective as a Significant Investor as it Continues to Execute Strategic Turnaround

MOORESTOWN, N.J. – (August 27, 2018) – Destination Maternity Corporation (NASDAQ: DEST) (the “Company”) announced today that it entered into an agreement with its second largest shareholder, Nathan G. Miller. The agreement allows the Company to share information with Mr. Miller, from time to time and subject to customary confidentiality and trading restrictions, with the goal of benefiting all shareholders.

Marla Ryan, Chief Executive Officer of Destination Maternity, stated, “At this year’s Annual Meeting, Destination Maternity’s shareholders decisively voted for a significant change in strategic direction at the Company. We believe this agreement will help ensure that Destination Maternity has the opportunity to benefit from the perspective of one of its largest shareholders as we continue executing on this change. Moving forward, our collective focus fully remains on seeking to maximize long-term value for all investors and stakeholders in the Company.”

The agreement also provides for the mutual release of potential legal claims between the Company and Mr. Miller related to the recent proxy contest, which resulted in the election of four nominees to the Board of Directors (the “Board”) at the Company’s Annual Meeting of Shareholders held on May 23, 2018. Destination Maternity also agreed to reimburse $1.2 million of Mr. Miller’s fees and expenses incurred in connection with the proxy contest, which will be taken as a charge in the second quarter of fiscal 2018.

Nathan G. Miller, Destination Maternity’s second largest shareholder, said, “I have always believed in the long-term value of Destination Maternity and its brands. With the new Board and CEO, I believe Destination Maternity is fully focused on improving performance and creating shareholder value, and I am excited about the prospects for the Company moving forward.”

Forward-Looking Statements

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this release or made from time to time by management of the Company, including those regarding management changes and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, could affect the Company’s ability to realize such savings and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the strength or weakness of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, our ability to successfully manage our real estate relationships, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for apparel (such as fluctuations in pregnancy rates and birth rates), availability of suitable store locations, our ability to develop and source merchandise and other factors set forth in the Company’s periodic filings with the U.S. Securities and Exchange Commission (the “SEC”), or in materials incorporated therein by reference. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this release are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this release. The Company assumes no obligation to update or revise the information contained in this release (whether as a result of new information, future events or otherwise), except as required by applicable law.

About Destination Maternity

Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. As of May 5, 2018, Destination Maternity operates 1,118 retail locations in the United States, Canada and Puerto Rico, including 484 stores, predominantly under the trade names Motherhood Maternity®, A Pea in the Pod® and Destination Maternity®, and 634 leased department locations. The Company also sells merchandise on the web primarily through its brand-specific websites, motherhood.com and apeainthepod.com, as well as through its destinationmaternity.com website. Destination Maternity has international store franchise and product supply relationships in the Middle East, South Korea, Mexico, Israel and India. As of May 5, 2018, Destination Maternity has 186 international franchised locations, including 13 standalone stores operated under one of the Company’s nameplates and 173 shop-in-shop locations.

Contact

Sloane & Company

Dan Zacchei / Erica Bartsch, 212-486-9500

Dzacchei@sloanepr.com / EBartsch@sloanepr.com

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